UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2009

CONVERTED ORGANICS INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33304	204075963
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7A COMMERCIAL WHARF WEST, BOSTON, Massachusetts		02110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-624-0111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 20, 2009, Converted Organics Inc. (the "Company") issued a press release announcing that it had closed its previously announced public offering of 17,250,000 units, including 2,250,000 units reflecting the exercise in full of the underwriters’ over-allotment option, at a price per unit of $1.06 to the public. Each unit consists of one share of common stock and one newly created Class H warrant, with each Class H warrant exercisable for one share of common stock at an exercise price of $1.30 per share. The warrants will expire on October 14, 2014. The units are listed on the NASDAQ Capital Market under the symbol "COINU" and the Class H warrants are expected to be listed on the NASDAQ Capital Market under the symbol "COINW," at such time as the warrants are detached from the units. The approximately $16.4 million of net proceeds to the Company, after deducting the underwriting discounts and commissions and other estimated offering expenses, will be used for further development and execution of the Company’s sales and marketing plan, strategic growth initiatives, other general corporate purposes, and to repay the six-month note the Company issued in September 2009 in the principal amount of $1,540,000.

The sole bookrunning manager of the offering was Chardan Capital Markets, LLC.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 14, 2009. The offering was made by the Company only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained from the offices of Chardan Capital Markets, LLC at 17 State Street, New York, NY, 10004.

This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

On October 21, 2009, the Company issued a press release announcing that it had repaid its secured convertible promissory note in the principal amount of $1,540,000 (the "Note"). In September 2009, the Company entered into an agreement with an institutional investor ("Investor"), under which the Company issued and the Investor purchased, the Note. The Note was convertible at a conversion rate of $1.54 per share, for a total of 1,000,000 shares of the Company’s common stock, although as a result of the repayment of the Note, the Note is no longer convertible into shares of common stock. The Note was a senior secured obligation of the Company, secured by the Company’s unencumbered assets, and the Investor took a second lien on the Company's other encumbered assets. The principal amount of the Note represented an original issue discount of 10.0%. The maturity of the Note was March 14, 2010. In connection with the purchase of the Note, the Company issued a five-year warrant to purchase 2,500,000 shares of the Company’s common stock with a current exercise price of $1.08 per share. As a result of the repayment of the Note, the security interests in the assets of the Company and the Subsidiary Guaranty agreements, each of which provided a guaranty of the Company’s obligations under the transaction documents, have each and all been released. The foregoing description of the Security Agreements, Note, Warrant and Subsidiary Guaranty agreements are qualified in their entirety by the text of the agreements which are exhibits to the Form 8-K filed with the Securities and Exchange Commission on September 14, 2009.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Form of Representative’s Purchase Option.

10.2 Conversion Agent Agreement dated October 20, 2009, between Converted Organics Inc., Computershare Inc. and Computershare Trust Company, N.A.

10.3 Class H Warrant Agreement dated October 20, 2009, between Converted Organics Inc., Computershare Inc. and Computershare Trust Company, N.A.

99.1 Press release dated October 20, 2009.

99.2 Press release dated October 21, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERTED ORGANICS INC.

October 21, 2009	By:	/s/ Edward J. Gildea

Name: Edward J. Gildea
Title: President and CEO

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Exhibit Index

Exhibit No.	Description

10.1	Form of Representative’s Purchase Option.
10.2	Conversion Agent Agreement dated October 20, 2009, between Converted Organics Inc., Computershare Inc. and Computershare Trust Company, N.A.
10.3	Class H Warrant Agreement dated October 20, 2009, between Converted Organics Inc., Computershare Inc. and Computershare Trust Company, N.A.
99.1	Press release dated October 20, 2009.
99.2	Press release dated October 21, 2009.